EXHIBIT 10(u)


NORTHROP GRUMMAN

TRANSITION PROJECT INCENTIVE PLAN


1.   Purpose

The purpose of the Northrop Grumman Transition Project Incentive
Plan (the "Plan") is to impel leadership, decisions and actions of managers to reduce costs of operations and promote consolidations and efficiencies with respect to the acquisition of Grumman
Corporation by Northrop Grumman Corporation ("Company").
Accomplishing this purpose while maintaining long-term high performance and meeting customer requirements will add significantly to total shareholder value.


2.   Term

The Plan shall become effective upon approval by the Northrop Grumman Board of Directors ("Board") and compensate managers according to stated provisions for verified cost reductions attained during the "Plan Measurement Period," defined as the period between 1 July 1994 and 31 December 1995. This interval spans the crucial time from commencement of the opportunity for Northrop Grumman management to affect change in the operations of Grumman Corporation, to the time by which the purpose of the Plan must be accomplished. The Plan shall terminate at the close of business on 1 March 1996. After termination of the Plan, no future awards may be granted but previously granted awards may be paid if they are outstanding in accordance with the terms and conditions of the Plan.


3.   Plan Administration

The Compensation and Management Development Committee ("Committee") of the Board shall be responsible for administration of the Plan. The Committee shall have full and exclusive power to administer the plan and to adopt such rules, regulations and guidelines-- consistent with the bylaws of the Corporation--for carrying out the Plan as it may deem necessary and proper, all of which power shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, establishing all awards terms and conditions and adopting Plan modifications, amendments and procedures.


4.   Eligibility

Employees in management positions of the Company designated by the Chief Executive Officer as participants shall be eligible to receive awards under the Plan. "Employees" shall include persons on the active payroll of the Company during the term of the Plan Measurement Period. "Management" shall include any Employee in a position classification titled manager, director or vice president. Eligible Managers shall be assigned to one of two groups designated
i) "Senior Executive Group" and ii) "Executive Group." Assignment to the Senior Executive Group shall be limited to twenty (20) Managers. Payments of awards under the Plan on a pro rata basis to participants who, during the Measurement Period, become disabled or who terminate for any reason--including retirement and resignation-
- -shall be at the sole discretion of the Committee and the Board in accordance with provisions of Section 5.


5.   Awards

Awards under the Plan to elected officers of the Company, including the Chief Executive Officer, shall be reviewed by the Committee and submitted for approval to the Board. The Committee shall submit to the Board its recommendation for award under the Plan to the Chief Executive Officer. The Board, absent employee directors, shall determine all such awards to elected officers, including the Chief Executive Officer. The Committee shall determine awards under the Plan to each other participant. Recommendations for awards and justifications under the Plan shall be submitted to the Committee by the Chief Executive Officer within the term of the Plan. Such awards will be in cash payment to designated recipients before 31 March 1996, net of tax withholding and other deductions and adjustments consistent with Company policy and payroll practices. Awards to all participants may not exceed the amount determined by calculations defined in Section 7 below. Within this limitation, individual awards under the Plan may vary at the discretion of the Committee and the Board.

6.   Justification for Awards

Awards under the Plan may be granted by the Committee only for Verified Cost Savings. "Verified Cost Savings" are dollar value reductions in Company expense that are reflected in official financial records of the Company in areas such as, but not limited to, plant, equipment, real estate, production and overhead costs, scrap, surplus, inventory, debt and capital cost. The Chief Executive Office shall only submit to the Committee recommendations for awards under the Plan that are authenticated and corroborated by tangible, measured dollar value savings instituted and affected by Plan participants. Notwithstanding this or such other justifications or assertions of savings attributed to Plan participants, the decisions of the Committee and the Board as to Verified Cost Savings, awards and any other factual matters under the Plan shall not be subject to review or appeal by participants or any other persons.



7.   Award Schedule

When determined by the Committee, awards under the Plan are paid according to a schedule establishing a defined fraction of total cost savings payable. The Awards Schedule is derived by the following formula: (Savings > $250M) X Percentage to Margin X Performance Coefficient X Percentage Share, where: i) "Savings > $250M" equals Verified Cost Savings under the Plan exceeding $250,000,000, and a value that defines the term "Qualified Cost Savings;" ii) "Percentage to Margin" equals the percentage of Qualified Cost Savings for the Measurement Period reflected in the Company's profit in its official financial records; iii) "Performance Coefficient" equals a percentage of Qualified Cost Savings eligible for payment to participants; and iv) "Percent Share" equals the percentage of the product of i, ii and iii to be distributed among participants of the Senior Executive Group and the Executive Group. For purposes of this Plan, Percentage to Margin shall equal 40%. For Qualified Costs Savings greater than $250,000,000 and less than $260,000,000, Performance Coefficient shall equal 10%; for Qualified Costs Savings greater than $260,000,000 but less than $275,000,000, Performance Coefficient shall equal 15%; for Qualified Costs Savings greater than $275,000,000 but less than $300,000,000, Performance Coefficient shall equal 20%; for Qualified Costs Savings greater than $300,000,000, Performance Coefficient shall equal 25%; for Qualified Costs Savings greater than $350,000,000, Performance Coefficient shall equal 0%. Finally, Percent Share shall equal 40% for the Senior Executive Group and 60% for the Executive Group.
For illustration, the Appendix contains a graphical representation of Plan awards at the thresholds of saving defined above for an assumed number of participants.


8.   Adjustments and Reorganizations

In the event the Company undergoes a change in control (as defined by the Committee), or is not the surviving company in a merger or consolidation with another company or in the event of a liquidation or reorganization of the Company during the Term of the Plan, the Committee may provide for adjustments and settlements of awards as, and at a time, it deems appropriate.


9.   Plan Amendment or Termination

Notwithstanding any other provision of the Plan, the Plan may be amended or terminated by the Committee in its sole and absolute discretion. Nothing herein creates or shall be deemed to create a vested right in any participant.





10.  Company Benefit Programs

Awards under the Plan shall be deemed a part of a participants incentive or bonus compensation for purposes of calculating payment of benefits from any Company benefit plan.


11.  Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person.


12.  Future Rights

No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company.



13.  Governing Law

The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of California and applicable Federal
Law.

14.  Successors and Assigns

The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of a participant's creditors.








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                    APPENDIX



GRAPHIC PRESENTATION OF TRANSITION PROJECT INCENTIVE PLAN AWARDS AT THE THRESHOLDS OF SAVINGS AS DESCRIBED IN CLAUSE 7 OF THE PLAN.
THE GRAPH ILLUSTRATES EXAMPLES OF AVERAGE INDIVIDUAL PAYOUTS AT
VARYING COST SAVINGS:

                         GROUP A                  GROUP B
SAVINGS                  SENIOR EXECUTIVES        EXECUTIVES
(in millions)            (in thousands)           (in thousands)

Less than 250                0                         0
          260                8.0                       2.4
          275               26.0                       7.8
          300               66.0                      19.8
          325              116.0                      34.8
          350              166.0                      49.8